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                                                                 EXHIBIT 1

                                                            CONFIDENTIAL VERSION

                         STOCK PURCHASE OPTION AGREEMENT


         THIS STOCK PURCHASE OPTION AGREEMENT is made as of February 4, 2004 (the "Agreement"), by and between WILLIAM FARBER, 32640 Whatley, Franklin, MI 48025 ("William"), AUDREY FARBER, 32640 Whatley, Franklin, MI 48025 ("Audrey", collectively referred to in this Agreement with William, as "Farber"), and Perrigo Company ("Optionee").

                                    RECITALS

         WHEREAS, William is the Chief Executive Officer and Chairman of the Board of Lannett Company, Inc. (the "Company").

          WHEREAS, William owns 13,242,379 shares of common stock, $.001 par value per share, of the Company ("Common Stock") ("William's Certificated Shares") and 26,250 shares of Common Stock through his Individual Retirement Account (the "IRA Shares", which together with William's Certificated Shares, shall be referred to in this Agreement collectively as "William's Shares"), in each case subject to adjustment as provided in Section 6.11 below.

         WHEREAS, William owns options to purchase 37,500 shares of Common Stock (the "In-the-Money Options") and options to purchase 25,000 shares of Common Stock (the "Out-of-the-Money Options", which together with the In-the-Money-Option, shall be referred to in this Agreement collectively as "William's Stock Options"), in each case subject to adjustment as provided in
Section 6.11 below.

         WHEREAS, Audrey owns 250,500 shares of Common Stock ("Audrey's Shares", which together with William's Shares and the shares of Common Stock issuable upon exercise of William's Stock Options, shall be referred to in this Agreement collectively as the "Farber Common Stock").

         WHEREAS, Farber desires to grant to Optionee the option to purchase the Farber Common Stock, and Optionee desires to obtain the option to purchase from Farber the Farber Common Stock, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the following mutual covenants and agreements, the parties agree as follows:

                                        1
                     OPTION TO PURCHASE FARBER COMMON STOCK

         1.1 OPTION TO PURCHASE FARBER COMMON STOCK. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties contained in this Agreement, Farber grants to Optionee the sole and exclusive option (the "Option"),

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irrevocable until 5 p.m. EDT on August 6, 2004 (the "Option Expiration Date"),
to purchase the Farber Common Stock.

         1.2 OPTION FEE. The purchase price for the Option (the "Option Fee") is $180,000, payable by wire transfer of immediately available funds to a U.S. account specified in writing by Farber on the next business day following execution of this Agreement. In the event that Optionee exercises the Option as provided for in this Agreement, the Option Fee shall be credited and applied to the Purchase Price.

         1.3 EXERCISE OF THE OPTION. Optionee may exercise the Option by irrevocable written notice to Farber of its intention to exercise the Option at any time prior to the Option Expiration Date (the "Option Notice"). Notwithstanding the foregoing, Optionee may not exercise the Option until such time as all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been waived. Optionee may cancel this option at any time for any reason upon written notice to Farber.

         1.4 PURCHASE PRICE. Optionee shall have the sole and exclusive option to purchase the Farber Common Stock until after the Option Expiration Date for $197,339,000 (the "Purchase Price"), payable as follows: $179,339,000 at the Closing (as defined in Section 2.1)(the "Closing Payment") and $18,000,000 (the "Escrow Amount") shall be deposited with a mutually acceptable third party escrow agent until the earlier of (i) the completion of the transaction(s) contemplated in Section 4.4 hereof, or (ii) 180 days after the Closing. The Escrow Amount will be held in an interest bearing escrow account pursuant to a mutually acceptable escrow agreement as security for Farber's indemnification obligations pursuant to this Agreement.

         1.5 ADDITIONAL CONSIDERATION. In addition to the Purchase Price, Optionee shall pay Farber an aggregate additional amount ("Additional Consideration") of twenty percent (20%) of the net sales of the generic equivalent of Synthroid sold by the Company (or its affiliate) to the extent that such net sales exceed $40,000,000 during the period beginning on the date of the approval by the US Food and Drug Administration of such product's A/B rating and ending upon the earlier of (i) the date any competing generic equivalent of Synthroid obtains an A/B rating and (ii) the five year anniversary date of the Closing. For purposes of this Agreement, "net sales" shall mean net cash received from the sale of such product, after all normal chargebacks, rebates, allowances, returns and credits. Any Additional Consideration shall be paid to Farber quarterly in arrears, within forty-five (45) calendar days after the end of each calendar quarter based upon a statement certified by an officer of Optionee as correctly stating gross sales and all amounts deducted to derive at net sales for such quarter. Within 90 days after the end of each calendar year, an independent public accounting firm mutually selected by Optionee and Farber shall review each such statement rendered during the prior calendar year and provide its written report to Optionee and Farber as to whether the calculation of net sales reflected in each such statement is reasonably accurate (based on appropriate testing of procedures and data). To the extent any payment to Farber made pursuant to any such statement is less than that which should have been made to Farber, Optionee shall pay Farber the

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shortfall together with interest, from the date the deficiency should have been paid until it is paid, at a rate equal to 300 basis points in excess of the prime rate as announced from time to time in The Wall Street Journal. Optionee shall pay the expenses of such accounting firm and shall provide it with access, at reasonable times during normal business hours, to all books and records necessary for it to confirm the reasonable accuracy (based on appropriate testing of procedures and data) of the calculations of net sales.


                                        2
                             CLOSING DATE; DELIVERY

         2.1 CLOSING; CLOSING DATE. The closing of the purchase and sale of the Farber Common Stock shall be consummated on the date set forth in the Option Notice or such other later date as Optionee shall specify, but in any event no later than ten (10) business days after the date of the Option Notice (the "Closing"). Unless otherwise mutually agreed to in writing by the parties, Farber shall exercise concurrently with the Closing, at his sole cost and expense, all of the In-the-Money-Options and cause such shares of Common Stock issuable upon such exercise to be delivered to Optionee at the Closing. Unless otherwise mutually agreed to in writing by the parties, Farber shall cause concurrently with the Closing, at his sole cost and expense, all of the Out-of-the-Money Options to be canceled effective as of the Closing or, in Optionee's sole and absolute discretion, exercise concurrently with the Closing, at Optionee's sole cost and expense, all or some of the Out-of-the-Money-Options (to the extent they are exercisable) and cause such shares of Common Stock issuable upon such exercise to be delivered to Optionee at the Closing.

         2.2 DELIVERY. At the Closing, subject to the terms and conditions of this Agreement, Farber will (or will cause the custodian of William's IRA to) sell, assign and deliver to Optionee the Farber Common Stock by delivery of original certificate(s) representing all of the Farber Common Stock duly endorsed in blank, signature guaranteed, for transfer or accompanied by duly executed stock powers endorsed in blank, signature guaranteed, and if applicable, by electronic transmission through the Deposits and Withdrawal at Custodian (DWAC) system to brokers designated by Optionee, in each case together with any required transfer or documentary stamps attached, free and clear of all Encumbrances (as defined in Section 3.3) against payment of the Closing Payment. The Closing Payment shall be paid by wire transfer of immediately available funds to an United States account specified in writing by Farber, unless Optionee and Farber agree upon other means of payment. Any documentary, transfer or other taxes imposed by reason of the transfer of Farber Common Stock provided by this Agreement and any related deficiency, interest or penalty will be borne solely by Farber.

                                        3
                    REPRESENTATIONS AND WARRANTIES OF FARBER

         Farber represents and warrants to Optionee, on the date hereof and on the Closing Date, as follows:

         3.1 AUTHORIZATION; ENFORCEABILITY. Farber has the requisite power and right to enter into this Agreement and to carry out and perform his obligations under this Agreement. This

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Agreement has been, and the other agreements, instruments and certificates to be executed and delivered by Farber will be when executed and delivered by Farber at the Closing, duly executed and delivered by Farber, and, upon due execution and delivery by Optionee, this Agreement is, and such other agreements, instruments and certificates will be when executed and delivered at the Closing, the legal, valid and binding obligations of Farber, enforceable against him in accordance with their respective terms.

         3.2 NO CONFLICT WITH OTHER INSTRUMENTS; CONSENTS. The execution, delivery and performance of this Agreement by Farber will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any obligation or duty of Farber to the Company or any other person, (b) any provision of any judgment, decree or order to which Farber is a party or by which he or any of his assets is bound; (c) any contract, obligation or commitment to which Farber is a party or by which he or any of his assets is bound; or (d) assuming compliance with the HSR Act and applicable securities law, any applicable law, including, without limitation, any statute, rule, order, decree, treaty or governmental regulation. Except as required by the HSR Act and applicable securities laws, Farber has previously obtained all authorizations, consents or approvals from, and made all required filings with, all persons or governmental authorities required to enter into or consummate the transactions contemplated by this Agreement.

         3.3 TITLE. William is the sole record, legal and beneficial owner of William's Certificated Shares and William's Stock Options. William through his Individual Retirement Account is the sole beneficial owner of the IRA Shares. Audrey is the sole beneficial owner of Audrey's Shares. Farber (directly or indirectly through William's IRA) owns the Farber Common Stock and William's Stock Options free and clear of all Encumbrances, and there are no outstanding options, calls, puts, subscriptions, preemptive rights, rights of first refusal or other agreements or commitments, other than this Agreement, obligating Farber to sell or transfer the Farber Common Stock or William's Stock Options to any person or granting an option or right to any person to purchase or acquire from Farber the Farber Common Stock or William's Stock Options. The Farber Common Stock and William's Stock Options constitute all of the shares of capital stock, or securities convertible into or exercisable for, shares of capital stock owned directly or indirectly by Farber or any child or relative of Farber who has the same home as Farber. At the Closing, Optionee will acquire good and marketable title to and complete ownership of the Farber Common Stock, free and clear of all Encumbrances, upon the delivery of the certificate(s) evidencing the Farber Common Stock to Optionee, either duly endorsed for transfer or accompanied by duly executed stock powers transferring such certificates, or by delivery of such shares by electronic transmission through the DWAC system to brokers designated by Optionee. Any certificate(s) evidencing the Farber Common Stock were not issued directly or indirectly in respect of any certificates issued in replacement of any lost, damaged, mutilated or destroyed certificates evidencing any common stock of capital stock of the Company or any of its predecessors. "Encumbrance" means any claim, lien, pledge, option, right of first refusal, buy-sell agreement, defect in title, charge, security interest, conditional sales agreement, title retention agreement, restriction on transfer, voting agreements, voting trusts, proxies, preemptive rights (whether statutory or contractual), shareholder or similar agreements, adverse claims (as defined in
Section 8-302(2) of the Uniform Commercial Code) or other restrictions or encumbrances of any nature or kind (except state and federal securities laws

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restrictions pertaining to the transfer of the Farber Common Stock), whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future.

         3.4 DISCLOSURE DOCUMENTS.

                  (a) The Company has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") in the past three years. As filed with the SEC, (i) the annual reports of Company on Form 10-KSB for the fiscal years ended June 30, 2003, 2002, 2001, (ii) the quarterly report of Company on Form 10-Q for the period ended September 30, 2003, (iii) all proxy statements relating to Company's meetings of stockholders (whether annual or special) held in the past three years, and (iv) all other reports filed by Company with the SEC in the past three years (the forms, reports and other documents referred to in clauses (i) through (iv) being referred to herein as the "Company SEC Reports") have been filed with the SEC. As of their respective dates, the Company SEC Reports (x) have complied in all material respects with all requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (y) were true and correct in all material respects, and (z) contained no untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading.

                  (b) The financial statements of Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) consistently applied during the periods involved and fairly presented, in all material respects, the financial position of Company as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of interim financial statements, to normal year-end adjustments and lack of footnote disclosures. The books and records of Company have been, and are being, maintained in accordance with all applicable legal requirements.

         3.5 LITIGATION, VALIDITY OF AGREEMENT. There is no action, suit, proceeding or, to the best of Farber's knowledge, any claim or investigation pending or currently threatened against the Company, nor, to the best of Farber's knowledge, is there any basis therefor, which might result, either individually or in the aggregate, in any material adverse change in the Farber Common Stock or the assets, condition, affairs or prospects of the Company, financial or otherwise.

         3.6 NO BROKERS. If any broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions of Farber, the Company or their respective representatives, such brokerage, finder's or other fee or commission shall be the obligation of Farber and shall be promptly paid and discharged by Farber as and when due.

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         The representations and warranties of Farber set forth in this Section
3 will terminate upon the earlier to occur of (i) the date that is 90 days after Optionee initiates a tender offer, merger or other business combination involving the Company as provided in Section 4.4 of this Agreement, (ii) the date that any such tender offer, merger or other business combination involving the Company is consummated, or (iii) the date that is 180 days after the date of the Closing; provided, however, that the representations and warranties contained in Section 3.3 (title) shall survive forever.

                                        4
                   REPRESENTATIONS AND WARRANTIES OF OPTIONEE

         Optionee represents and warrants to Farber, on the date hereof and on the Closing Date, as follows:

         4.1 LEGAL POWER. All corporate action on the part of Optionee, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. Optionee has the requisite corporate power to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement and, at the Closing, will have the requisite corporate power to purchase the shares of Farber Common Stock to be purchased at such Closing.

         4.2 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of any actions of Optionee or its representatives.

         4.3 ORGANIZATION, GOOD STANDING, QUALIFICATION. Optionee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on their business as now conducted and as proposed to be conducted. Optionee is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

         4.4 AGREEMENT TO MAKE TENDER OR ENTER INTO MERGER. Optionee represents that, if it exercises its right under the Option to purchase the Farber Common Stock, it will make a tender offer (to the extent permitted by law), or alternatively use its commercially reasonable efforts to enter into a merger agreement or other business combination with the Company, within ninety (90) days after the Closing for the remainder of the outstanding shares of common stock of the Company at a total price per share which is no less than the higher of (i) the average closing price of such shares as publicly reported by the American Stock Exchange over the 10 trading days ending one trading day prior to the date on which there is a public announcement (whether by the filing of a Form 4, the issuance of a press release or otherwise) of the grant of the Option, and (ii) the total price per share paid to Farber, including any Additional Consideration.

         4.5 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by Optionee and, upon due execution and delivery by Farber, this Agreement will be a valid and binding agreement of Optionee.


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         4.6 NO CONFLICT WITH OTHER INSTRUMENTS; CONSENTS. The execution, delivery and performance of this Agreement by Optionee will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any obligation or duty of Optionee to any other person, (b) any provision of any judgment, decree or order to which Optionee is a party or by which it or any of its assets is bound;
(c) any contract, obligation or commitment to which Optionee is a party or by which it or any of its assets is bound; or (d) assuming compliance with the HSR Act and the applicable securities laws, any applicable law, including, without limitation, any statute, rule, order, decree, treaty or governmental regulation. Except as required by the HSR Act and the applicable securities laws, Optionee has previously obtained all authorizations, consents or approvals from, and made all required filings with, all persons or governmental authorities required to enter into or consummate the transactions contemplated by this Agreement.

                                        5
                              OBLIGATIONS OF FARBER

         5.1 INDEMNIFICATION.

         (a) Farber agrees to indemnify, defend and hold Optionee harmless from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable accounting and attorneys' fees and expenses) or liabilities, joint or several, (collectively, "Losses") arising out of or relating to (i) a breach of any of his representations, warranties or covenants contained in this Agreement or any other agreement, instrument and certificate entered into or delivered in connection with this Agreement or the Closing, (ii) any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, contained in any public announcement or filing with the SEC by Farber in connection with entering into or consummating this Agreement or any tender offer, merger or other business combination involving the Company as provided in
Section 4.4 of this Agreement, or (iii) any violation or alleged violation by Farber of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with entering into or consummating this Agreement or any tender offer, merger or other business combination involving the Company as provided in
Section 4.4 of this Agreement; provided however, that the foregoing indemnity agreement contained in this Section 5.1(a) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Farber, which consent shall not be unreasonably withheld, nor shall Farber be liable in any such case for any Loss to the extent that it arises out of or is based upon a violation of law that occurs in reliance upon and in conformity with written information furnished by Optionee or its agents expressly for use in connection with any such press release or other filing with the SEC or the negligent or willful misconduct or omission, fraudulent misrepresentations or violation of law by Optionee or its agents. In any event, except in the case of willful misconduct or fraudulent misrepresentations, the liability of Farber under this indemnity provision for breaches of representations or warranties shall be limited to an amount equal to the Escrow Amount; provided, however, that the liability for any breaches of any


                                       7

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covenants or any breaches of the representations and warranties contained in
Section 3.3 (Title) shall be limited to the Purchase Price, plus any Additional Consideration. If Farber undertakes the defense of any claim made under clauses
(ii) or (iii), and if a final, unappealable judgment, order or arbitration award is entered by a court of competent jurisdiction dismissing such claim with prejudice and without any liability of Farber, Optionee will reimburse Farber for its reasonably out-of-pocket expenses to the extent they related to such defense. If Optionee undertakes the defense of any claim made under clauses (ii) or (iii), and if a final, unappealable judgment, order or arbitration award is entered by a court of competent jurisdiction dismissing such claim with prejudice and without any liability of Farber, Optionee will not seek reimbursement or indemnification from Farber for any costs or expenses related to such defense.

         (b) Optionee agrees to indemnify, defend and hold Farber harmless from and against any and all Losses arising out of or relating to (i) a breach of any of its representations, warranties or covenants contained in this Agreement or any other agreement, instrument and certificate entered into or delivered in connection with this Agreement or the Closing, (ii) any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, contained in any public announcement or filing with the SEC by Optionee in connection with entering into or consummating this Agreement or any tender offer, merger or other business combination involving the Company as provided in Section 4.4 of this Agreement,
(iii) any violation or alleged violation by Optionee of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with entering into or consummating this Agreement or any tender offer, merger or other business combination involving the Company as provided in
Section 4.4 of this Agreement, or (iv) any action, suit or proceeding against Farber by reason of the fact that William is or was an officer and/or director of the Company if William acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any issue or matter as to which Farber shall have been adjudged to be liable to the Company or such other person bringing such action, suit or proceeding; provided however, that the foregoing indemnity agreement contained in this Section 5.1(b) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Optionee, which consent shall not be unreasonably withheld, nor shall Optionee be liable in any such case for any Loss to the extent that it arises out of or is based upon a violation of law that occurs in reliance upon and in conformity with written information furnished by Farber or its agents expressly for use in connection with any such press release or other filing with the SEC or the negligent or willful misconduct or omission, fraudulent misrepresentations or violation of law by Farber or its agent. In any event, except in the case of willful misconduct or fraudulent misrepresentations, the liability of Optionee under this indemnity provision for breaches of representations or warranties shall be limited to an amount equal to the Escrow Amount.

         5.2 DOCUMENTS. Farber agrees that he shall permit Optionee or its counsel or other representatives to inspect and copy such documents and records as may reasonably be requested by them relating to the Farber Common Stock, after reasonable advance notice, during normal business hours and without undue interference with the operation of the Company's business.


                                       8
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         5.3 STANDSTILL. Prior to the Option Expiration Date and except pursuant to the terms of this Agreement, Farber shall not sell, pledge or otherwise transfer, directly or indirectly, any of the Farber Common Stock or William's Stock Options nor grant any options or rights to the Farber Common Stock or the William's Stock Options, to any third party nor shall Faber, directly or indirectly, solicit or entertain offers from any third party to enter into any such transaction.

         5.4. BOARD APPROVAL. Subject to William's fiduciary duties as a director of the Company, William shall recommend that the Board of Directors of the Company approve the transactions contemplated by this Agreement for purposes of Section 203 of the Delaware General Corporation Law on or before the Option Expiration Date and approve the tender offer, merger or other business combination contemplated by Section 4.4 as soon as reasonable practicable if Optionee exercises its right under the Option to purchase the Farber Common Stock, but in any event within 20 days after such exercise.

         5.5 HSR ACT FILING. Upon notice from Optionee, the parties will, as soon as practicable after such date, but in any event within three business days, file a Notification and Report Form and related material required to be filed in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. If and only if directed by Optionee, the parties will use their commercially reasonable efforts to obtain a waiver from the applicable waiting period. The parties will use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the above-referenced federal agencies for additional information or documentation, and will make any further filings pursuant thereto that may be necessary in connection therewith. The parties agree to make available to each other such information as may be reasonably necessary to complete any filing or supply any additional information requested by the above-referenced federal agencies under the HSR Act.

                                        6
                                  MISCELLANEOUS

         6.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware and the United States of America, without regard to choice of law rules thereof.

         6.2 PUBLIC STATEMENTS. Neither Farber, the Company nor Optionee nor any of their representatives will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, provided that such persons may make any announcement it believes in good faith after consultation with legal counsel is required by law or the rules of NASDAQ or the American Stock Exchange; provided, further, that Farber may file a Form 4 in accordance with the Exchange Act and any other filings he is required to file under any securities laws and that the parties shall mutually agree upon the form, substance and timing of issuance of a mutually acceptable press release to coincide approximately with the filing of such Form 4 by Farber.


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         6.3 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties; provided, however, that Optionee may assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or affiliates; provided, further, that any such assignment or delegation shall not relieve Optionee of its obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other person will have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         6.4 ENTIRE AGREEMENT. This Agreement (and any exhibits and appendices) sets forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between Farber and Optionee. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between Farber and Optionee other than as set forth in this Agreement. The Agreement is intended to define the full extent of the legally enforceable undertakings of Farber and Optionee and no promise or representation, whether written or oral, which is not set forth explicitly herein or therein is intended by either party to be legally binding or representation, written or oral, other than those explicitly set forth in this Agreement.

         6.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received
(a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail return receipt requested postage prepaid, addressed to Farber or Optionee at their respective addresses listed below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof), (c) upon confirmed transmission by facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service:

If to Farber, address to:      William and Audrey Farber
                               32640 Whatley
                               Franklin, MI 48025

                               With a simultaneous copy to:

                               Jaffe Raitt Heuer & Weiss, P.C.
                               Attention: Robert Gordon
                               Suite 2400
                               One Woodward Avenue
                               Detroit, MI 48226-3418


If to Optionee, address to:    Perrigo Company
                               Attention: Folsom Bell
                               Executive Vice President
                               515 Eastern Ave.
                               Allegan, MI 49010


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


                               With a simultaneous copy to:

                               Perrigo Company
                               Attention: General Counsel
                               515 Eastern Ave.
                               Allegan, MI 49010

                               Gardner Carton & Douglas LLP
                               Attention: George McKann
                                          Christian Fabian
                               191 North Wacker Drive
                               Suite 3700
                               Chicago, IL 60606


         6.6 REPLACEMENT OF OPTION. Upon receipt by Farber of evidence reasonably satisfactory to him of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Farber will execute and deliver a new Agreement of like tenor and date.

         6.7 EXPENSES. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that Optionee shall pay all of the filing fees required pursuant to the HSR Act.

         6.8 INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The masculine, feminine or neuter gender and the singular or plural shall each be construed to include the other whenever the context indicates.

         6.9 FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         6.10. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

         6.11 ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Company's common stock by reason of stock dividends, splitups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option shall be adjusted appropriately to restore to Optionee its rights under this Agreement; provided, however, that the Purchase Price shall remain unchanged.

         6.12 COUNTERPARTS; FACSIMILE. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.

                            [SIGNATURE PAGE FOLLOWS]

                                                            CONFIDENTIAL VERSION


         IN WITNESS WHEREOF, this Stock Purchase Option Agreement is executed and delivered by the parties as of the date first above written.




                               ------------------------------
                               WILLIAM FARBER



                               ------------------------------
                               AUDREY FARBER



                               PERRIGO COMPANY


                               By:
                                  ---------------------------
                                  Name:
                                  Title: